UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007

ASTRATA GROUP INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Nevada	000-32475	84-1408762
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

950 South Coast Drive, Suite 265, Costa Mesa, California	92626-1776
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(714) 641-1512

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 19, 2007, Astrata Group Incorporated (the “Company”) entered into a Series B Convertible Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") with  Vision Opportunity China LP, and pursuant to the fund's allocation guidelines, Vision Opportunity Master Fund, Ltd. (collectively, the "Investors").  Under the terms of the Stock Purchase Agreement, the Investors purchased an aggregate of (i) $3,000,000 of Series B Convertible Preferred Stock (the "Series B Preferred Shares") and (ii) warrants to purchase a total of 8,611,428 shares of our common stock (the "Warrants").  The Company intends to use the proceeds for working capital and general corporate purposes.

In connection with this offering, the Company issued to the Investors a total of 2,152,857 Series B Preferred Shares which are convertible into shares of the Company’s common stock on the basis of two shares of common stock for each share of Series B Convertible Preferred Stock.  The purchase price in this private placement was $1.40 for each share of Series B Convertible Preferred Stock.

In addition, the Company issued the following Warrants:

1.	2,152,857 A Warrants with an exercise price of $1.00 per share;
2.	2,152,857 B Warrants with an exercise price of $1.50 per share;
3.	2,152,857 C Warrants with an exercise price of $1.25 per share;
4.	2,152,857 D Warrants with an exercise price of $1.75 per share;
5.	2,152,857 J Warrants with an exercise price of $2.00 per preferred share;

The A and B Warrants have an exercise period of five years, the C and D Warrants have an exercise period of six years, and the J Warrant has an exercise period of one year.  The J Warrants allow the Investors to purchase the number of shares of Series B-2 Convertible Preferred Stock equal to one hundred percent (100%) of the number of Series B Preferred Shares purchased by each Purchaser. The Series B-2 Convertible Preferred Stock are convertible into shares of the Company’s common stock on the basis of two shares of common stock for each share of Series B-2 Convertible Preferred Stock.  The purchase price is $2.00 for each share of Series B-2 Convertible Preferred Stock.  Exercise of the J Warrant is a precondition to the exercise of the C and D Warrants.  The Warrants are exercisable for cash, representing a potential of $16,146,428 in additional proceeds which could bring the gross value of this issuance to approximately $19,146,428, assuming all of the Warrants are fully exercised in cash.  The Warrants provide for cashless exercise under certain circumstances.

Neither the Series B Convertible Preferred Stock, the Series B-2 Convertible Preferred Stock, any of the Warrants, the shares of common stock underlying the Series B Convertible Preferred Stock, the shares of common stock underlying the Series B-2 Convertible Preferred Stock, nor the common stock to be issued upon exercise of the Warrants have been registered under the Securities Act of 1933.  Accordingly, these shares and Warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.  The Company has agreed to file a registration statement covering resale by the Investors of the shares of common stock underlying the Series B Convertible Preferred Stock, the Series B-2 Convertible Preferred Stock, and the shares of common stock to be issued upon exercise of the Warrants as well as the shares of common stock and shares underlying the Warrants.  We must file the registration statement within thirty (30) days from the presentment of a demand notice from the Investors or we may be subject to penalty provisions.  There are also penalty provisions for us should the filing not be declared effective by the SEC within ninety (90) days from the filing date of the funding.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

The Series B Convertible Preferred Shares, Series B-2 Convertible Preferred Shares and Warrants referenced in Item 1.01 were offered and sold to the Investors in a private placement transaction in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereto.  Each of the Investors is an accredited investor as defined in Rule 501 of Regulation D under the Securities Act of 1933.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

4.1	Series B Convertible Preferred Stock Purchase Agreement dated December 19, 2007 by and among the Company and the Investors
4.2	Form of Series A Stock Purchase Warrant dated December 19, 2007 by and among the Company and the Investors
4.3	Form of Series B Stock Purchase Warrant dated December 19, 2007 by and among the Company and the Investors
4.4	Form of Series C Stock Purchase Warrant dated December 19, 2007 by and among the Company and the Investors
4.5	Form of Series D Stock Purchase Warrant dated December 19, 2007 by and among the Company and the Investors
4.6	Form of Series J Stock Purchase Warrant dated December 19, 2007 by and among the Company and the Investors
4.7	Registration Rights Agreement dated December 19, 2007 by and among the Company and the Investors
4.8	Certificate of Designation for Series B Convertible Preferred Stock
4.9	Certificate of Designation for Series B-2 Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRATA GROUP INCORPORATED

Date: December 21, 2007	By:	/s/ Martin Euler
Martin Euler
Chief Executive Officer